UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549
_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event
  reported: April 21. 2010

AMR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-8400	75-1825172
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4333 Amon Carter Blvd.	Fort Worth, Texas	76155
(Address of principal executive offices)		(Zip code)

(817) 963-1234
(Registrant's telephone number)

   (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

AMR Corporation (the Company) is furnishing herewith a press release issued on April 21, 2010 by the Company as Exhibit 99.1, which is included herein.  This press release was issued to report the Company’s first quarter 2010 results.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

	Exhibit 99.1	Press Release of AMR dated April 21, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMR CORPORATION

/s/ Kenneth W. Wimberly
Kenneth W. Wimberly
Corporate Secretary

Dated:  April 21, 2010

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release

CONTACT:     Tim Wagner
Corporate Communications
Fort Worth, Texas
817-967-1577
mediarelations@aa.com

FOR RELEASE: Wednesday, April 21, 2010

Editor's Note: A live Webcast reporting first quarter results will be broadcast on the Internet on April 21 at 2 p.m. EDT (Windows Media Player required for viewing)

AMR CORPORATION REPORTS FIRST QUARTER 2010 NET LOSS OF $505 MILLION ON RISING FUEL PRICES AND CONTINUING ECONOMIC CHALLENGES
Company Maintains Focus on Building Strategy to Support Its Flight Plan 2020
Received Tentative DOT Approval for Immunized Joint Business
with British Airways and Iberia
American Filed for Antitrust Immunity with Japan Airlines
Announced New Flights and Routes in New York City
and Partnerships with JetBlue and NYC & Company
FORT WORTH, Texas – Today, AMR Corporation, the parent company of American Airlines, Inc., reported a net loss of $505 million for the first quarter of 2010, or $1.52 per share. The results include the impact of a $53 million, or $.16 per share, special item related to the devaluation of the Venezuelan currency in January. Excluding that special item, AMR lost $452 million, or $1.36 per share, in the first quarter.
This compares to a net loss of $375 million, or $1.35 per share, in the first quarter of 2009. The first quarter 2009 results included a $13 million charge, or $0.05 per share, related to A300 aircraft retirements during that quarter. Excluding that special item, AMR lost $362 million, or $1.30 per share, in the first quarter of 2009.
“While we made significant progress in improving revenue performance in the first quarter and enhancing our competitive position, we were simply unable to overcome the challenges of the global economic environment coupled with once-again escalating fuel prices,” said AMR Chairman and CEO Gerard Arpey. “As we move forward, we remain focused on continuing to bolster our domestic and international networks, managing our costs, and finding ways to generate additional revenue. I want to thank employees for their commitment as we continue to face challenges, and I am confident that our overall strategy, anchored by our Flight Plan 2020, will position us for long-term success.”
American reached important milestones in the first quarter as it seeks to bolster future revenue and expand American’s global network through strategic partnerships and other initiatives. American and Japan Air Lines (JAL), which reaffirmed its partnership in the global oneworld® Alliance, filed for anti-trust immunity with the U.S. Department of Transportation (DOT) for a trans-Pacific joint business between North America and Asia.
In addition, the DOT granted tentative approval for American to begin an immunized trans-Atlantic joint business with British Airways and Iberia Airlines, and the airlines continue to work with European Commission regulators to achieve approval of their plans. American expects that the joint business will be launched in the second half of this year.
As part of its domestic network strategy that focuses resources in its cornerstone markets of Dallas/Fort Worth, Chicago, Miami, Los Angeles and New York, American bolstered its commitment to New York with several important initiatives.
American announced new flights and routes at New York’s LaGuardia Airport and John F. Kennedy International Airport (JFK), as well as an inter-airline passenger agreement with JetBlue Airways for service to and from New York City and Boston. By year end, at LaGuardia and JFK combined, American and American Eagle will add 31 total flights to and from 13 additional airports, bringing total NYC departures to 216 and unique destinations to 63. American customers will have new access to 18 domestic routes on JetBlue that don’t overlap American’s existing network, and JetBlue customers will have new access to 12 non-overlapping international routes of American’s. When combined with new options for travel on JetBlue, American’s New York customers will have access to 81 destinations on 271 nonstop flights by the end of 2010.
American believes these New York service enhancements, together with related facilities and aircraft upgrades and an expanded marketing partnership with the city’s tourism arm, NYC & Company, will build additional passenger demand for its international network to Europe, Asia and South America, including its planned trans-Atlantic and trans-Pacific joint businesses.
“Strengthening and defending our global network is an integral part of our strategy, and we made significant progress in the first quarter to expand our global reach, which our loyal customers will appreciate,” said Arpey. “We look forward to starting our joint business with British Airways and Iberia later this year, as well as to proving our case that we should be granted anti-trust immunity with JAL. And, we believe our link to JetBlue and increased commitment to New York position us exceedingly well to compete effectively in the hugely important New York City market.”

Financial and Operational Performance (Excluding Impact of Special Items)

AMR reported first quarter consolidated revenues of approximately $5.1 billion, an increase of 4.7%, year over year. American, its regional affiliates, and AA Cargo, as well as the ‘other revenue’ category, experienced year-over-year increases, as total operating revenue was approximately $229 million better in first quarter 2010 compared to the first quarter of the previous year.
Consolidated passenger revenue per available seat mile (unit revenue) grew 7.3 percent compared to the first quarter of 2009, while mainline unit revenue at American grew 6.8 percent. Tight capacity control that drove higher load factors and revenue management efforts led to the increase. Inclement weather and natural disasters in Haiti and Chile reduced revenue by an estimated $20-25 million in the first quarter.
Passenger yield, which represents the average fares paid, increased at American by 3.7 percent year over year in the first quarter.
Mainline unit costs in the first quarter increased 5.7 percent year over year, excluding fuel costs. Non-fuel unit cost performance was driven primarily by headwinds associated with capacity reductions, costs associated with maintenance events that were completed earlier than planned, and revenue-related expenses.
Including the impact of fuel hedging, AMR paid $211 million more for jet fuel in the first quarter, at an average of $2.23 per gallon, than it would have paid at prices prevailing during the first quarter of 2009, when it paid $1.91 per gallon.
Mainline capacity, or total available seat miles, in the first quarter decreased by 2.5 percent compared to the prior year’s first quarter, as the Company seeks to maintain capacity discipline.
American’s mainline load factor – or percentage of total seats filled – was 77.9 percent during the first quarter of 2010, 2.2 points higher than the year-ago period.

Balance Sheet Update

AMR ended the first quarter with approximately $5.0 billion in cash and short-term investments, including a restricted balance of $460 million, compared to a balance of $3.3 billion in cash and short-term investments, including a restricted balance of $462 million, at the end of the first quarter of 2009.
AMR’s Total Debt, which it defines as the aggregate of its long-term debt, capital lease obligations, the principal amount of airport facility tax-exempt bonds, and the present value of aircraft operating lease obligations, was $15.9 billion at the end of the first quarter of 2010, compared to $14.4 billion a year earlier.
AMR’s Net Debt, which it defines as Total Debt less unrestricted cash and short-term investments, was $11.4 billion at the end of the first quarter, compared to $11.5 billion in the first quarter of 2009.

Other First Quarter Highlights

•
The day following the earthquake in Haiti in January, the company began sending humanitarian supplies to Haiti. To date, American Airlines and American Eagle have transported more than 400,000 pounds of aid into Haiti through 30 relief missions. In addition, American Airlines and American Eagle employees raised funds and provided assistance for Haiti through programs such as American Giving, the UNICEF “Champions for Children,” the American Airlines Credit Union and the “Hope for Haiti” Telethon. The airlines worked with numerous not-for-profit organizations, including the American Red Cross, The Sandals Foundation, Airline Ambassadors International, and Project C.U.R.E.

•
American Airlines Cargo Division was named “International Airline of the Year” by the Express Delivery and Logistics Association. AA Cargo opened its newly-relocated cargo terminal at JFK Airport; a state-of-the-art facility with more than 135,000 square feet of warehouse space and 24 dock doors, and its new cargo terminal at Los Angeles International Airport (LAX), which has a 3,000-square-foot cooler for perishables, expanded areas for courier cargo and mail processing, and a designated area for live animals.

•
India’s Kingfisher Airlines agreed to join the oneworld Alliance. Kingfisher is on track to join the alliance in 2011. Russia’s S7 Airlines is set to join the alliance later in 2010 after agreeing to join in mid-2009.

•
American expanded its mobile boarding pass program to 19 additional airports. Customers departing from select airports can choose to receive their boarding passes electronically on their mobile phones or PDAs, saving time and bypassing the need to print and present a paper boarding pass at the airport. The program is now available at 27 airports.

•
American Airlines filed in February an application with the U.S. Department of Transportation (DOT) to acquire two daily slot pairs to operate year-round scheduled service to Tokyo International Airport at Haneda (HND), starting Oct. 1, 2010. American proposed to fly to Haneda from JFK and LAX, the two largest markets between the U.S. mainland and Tokyo.

Guidance

Mainline and Consolidated Capacity

AMR expects its full-year mainline capacity to increase by 1.0 percent in 2010 compared to 2009, with domestic capacity down 0.2 percent and an increase of international capacity of 3.0 percent compared to 2009 levels. On a consolidated basis, AMR expects full-year capacity to increase by 1.5 percent in 2010 compared to 2009.
The Company’s 2010 capacity levels include the reinstatement of flying that was canceled in 2009 due to the H1N1 virus and the launch of Chicago-Beijing service, which was deferred from 2009.
AMR expects mainline capacity in the second quarter of 2010 to increase by 0.7 percent compared to the second quarter of 2009, with domestic capacity expected to be down 0.3 percent and international capacity expected to be up 2.4 percent compared to second quarter 2009 levels. AMR expects consolidated capacity in the second quarter of 2010 to increase by 1.0 percent compared to the second quarter of 2009.

Fuel Expense and Hedging

While the cost of jet fuel has been increasing recently and remains very volatile, based on the April 9 forward curve, AMR is planning for an average system price of $2.43 per gallon in the second quarter of 2010 and $2.40 per gallon for all of 2010. Consolidated consumption for the second quarter is expected to be 704 million gallons of jet fuel.
AMR has 39 percent of its anticipated second quarter 2010 fuel consumption hedged at an average cap of $2.47 per gallon of jet fuel equivalent ($95 per barrel crude equivalent), with 38 percent subject to an average floor of $1.89 per gallon of jet fuel equivalent ($70 per barrel crude equivalent). AMR has 33 percent of its anticipated full-year consumption hedged at an average cap of $2.43 per gallon of jet fuel equivalent ($93 per barrel crude equivalent), with 32 percent subject to an average floor of $1.82 per gallon of jet fuel equivalent ($67 per barrel crude equivalent).

Mainline and Consolidated Cost per Available Seat Mile (CASM), Excluding Special Items

	2Q2010 (est.) vs. 2Q2009 H/(L)	Full year 2010 (est.) vs. 2009 H/(L)
Mainline	9.7%	5.8%
Excluding Fuel	3.6	1.5
Consolidated	9.5	5.9
Excluding Fuel	3.3	1.5

The expected 1.5 percent increase in consolidated cost per seat mile, excluding fuel and special items, for 2010 is primarily due to anticipated higher revenue-related expenses (such as booking fees and commissions), airport-related expenses (such as landing fees and facilities costs), and financing costs related to new aircraft deliveries.

Editor’s Note: AMR’s Chairman and Chief Executive Officer, Gerard Arpey, and its Executive Vice President and Chief Financial Officer, Thomas Horton, will make a presentation to analysts during a teleconference on Wednesday, April 21, 2010, at 2 p.m. EDT. Following the analyst call, they will hold a question-and-answer conference call for media. Reporters interested in listening to the presentation or participating in the media Q&A should call 817-967-1577.

Statements in this release contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company’s expectations or beliefs concerning future events. When used in this release, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe our objectives, plans or goals, or actions we may take in the future, are forward-looking statements. Forward-looking statements include, without limitation, the Company’s expectations concerning operations and financial conditions, including changes in capacity, revenues, and costs; future financing plans and needs; the amounts of the Company’s unencumbered assets and other sources of liquidity; fleet plans; overall economic and industry conditions; plans and objectives for future operations; regulatory approvals and actions, including the Company’s application for antitrust immunity with other oneworld alliance members; and the impact on the Company of its results of operations in recent years and the sufficiency of its financial resources to absorb that impact. Other forward-looking statements include statements which do not relate solely to historical facts, such as, without limitation, statements which discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. This release includes forecasts of unit cost and revenue performance, fuel prices and fuel hedging, capacity and traffic estimates, other income/expense estimates, share count, statements regarding the Company’s liquidity, and statements regarding expectations of regulatory approval of our application for antitrust immunity with other oneworld members, each of which is a forward-looking statement. Forward-looking statements are subject to a number of factors that could cause the Company’s actual results to differ materially from the Company’s expectations. The following factors, in addition to other possible factors not listed, could cause the Company’s actual results to differ materially from those expressed in forward-looking statements: the materially weakened financial condition of the Company, resulting from its significant losses in recent years; very weak demand for air travel and lower investment asset returns resulting from the severe global economic downturn; the Company’s need to raise substantial additional funds and its ability to do so on acceptable terms; the ability of the Company to generate additional revenues and reduce its costs; continued high and volatile fuel prices and further increases in the price of fuel, and the availability of fuel; the Company’s substantial indebtedness and other obligations; the ability of the Company to satisfy certain covenants and conditions in certain of its financing and other agreements; changes in economic and other conditions beyond the Company’s control, and the volatile results of the Company’s operations; the fiercely and increasingly competitive business environment faced by the Company; potential industry consolidation and alliance changes; competition with reorganized carriers; low fare levels by historical standards and the Company’s reduced pricing power; changes in the Company’s corporate or business strategy; extensive government regulation of the Company’s business; conflicts overseas or terrorist attacks; uncertainties with respect to the Company’s international operations; outbreaks of a disease (such as SARS, avian flu or the H1N1 virus) that affects travel behavior; labor costs that are higher than those of the Company’s competitors; uncertainties with respect to the Company’s relationships with unionized and other employee work groups; increased insurance costs and potential reductions of available insurance coverage; the Company’s ability to retain key management personnel; potential failures or disruptions of the Company’s computer, communications or other technology systems; losses and adverse publicity resulting from any accident involving the Company’s aircraft; interruptions or disruptions in service at one or more of the Company’s primary market airports; the heavy taxation of the airline industry; changes in the price of the Company’s common stock; and the ability of the Company to reach acceptable agreements with third parties. Additional information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

AMR CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,		Percent
	2010	2009	Change
Revenues
Passenger - American Airlines	$3,831	$3,680	4.1
- Regional Affiliates	498	457	9.0
Cargo	154	144	6.6
Other revenues	585	558	4.8
Total operating revenues	5,068	4,839	4.7

Expenses
Wages, salaries and benefits	1,703	1,688	0.9
Aircraft fuel	1,476	1,298	13.7
Other rentals and landing fees	352	324	8.9
Maintenance, materials and repairs	351	305	15.1
Depreciation and amortization	267	272	(1.8)
Commissions, booking fees and credit card expense	234	217	8.1
Aircraft rentals	129	124	3.9
Food service	115	114	0.4
Special charges	-	13	(100.0)
Other operating expenses	739	678	9.0
Total operating expenses	5,366	5,033	6.6

Operating Income	(298)	(194)	53.7

Other Income (Expense)
Interest income	5	11	(58.4)
Interest expense	(209)	(186)	11.9
Interest capitalized	10	10	(2.4)
Miscellaneous – net	(13)	(16)	(18.8)
	(207)	(181)	14.4

Income/(Loss) Before Income Taxes	(505)	(375)	34.6
Income tax	-	-	-
Net Income	$(505)	$(375)	34.6

Earnings/(Loss) Per Share
Basic	$(1.52)	$(1.35)
Diluted	$(1.52)	$(1.35)

Number of Shares Used in Computation
Basic	333	279
Diluted	333	279

*      Greater than 100%

AMR CORPORATION
OPERATING STATISTICS
(Unaudited)

	Three Months Ended March 31,		Percent
	2010	2009	Change
American Airlines, Inc. Mainline Jet Operations
Revenue passenger miles (millions)	28,700	28,593	0.4
Available seat miles (millions)	36,846	37,783	(2.5)
Cargo ton miles (millions)	447	371	20.6
Passenger load factor	77.9%	75.7%	2.2 pts
Passenger revenue yield per passenger mile (cents)	13.35	12.87	3.7
Passenger revenue per available seat mile (cents)	10.40	9.74	6.8
Cargo revenue yield per ton mile (cents)	34.37	38.90	(11.7)
Operating expenses per available seat mile, excluding Regional Affiliates (cents) (1)	12.91	11.82	9.2
Fuel consumption (gallons, in millions)	598	617	(3.0)
Fuel price per gallon (dollars)	2.22	1.91	16.3

Regional Affiliates
Revenue passenger miles (millions)	1,863	1,861	0.2
Available seat miles (millions)	2,773	2,818	(1.6)
Passenger load factor	67.2%	66.0%	1.2 pts

AMR Corporation
Average Equivalent Number of Employees
American Airlines	65,400	67,000
Other	12,400	12,500
Total	77,800	79,500

(1)	Excludes $629 million and $596 million of expense incurred related to Regional Affiliates in 2010 and 2009, respectively.

       AMR CORPORATION
OPERATING STATISTICS
(Unaudited)

OPERATING STATISTICS BY REGIONAL ENTITY

American Airlines, Inc.	Three Months Ended March 31, 2010
Entity Results	RASM1 (cents)	Y-O-Y Change	ASMs2 (billions)	Y-O-Y Change

DOT Domestic	10.24	5.8%	22.8	(0.9)%
International	10.65	8.4	14.0	(4.9)
DOT Latin America	11.90	6.0	7.3	(5.1)
DOT Atlantic	9.29	16.8	5.0	(5.5)
DOT Pacific	9.19	(0.9)	1.6	(1.9)

American Airlines, Inc.	Three Months Ended March 31, 2010
Entity Results	Load Factor (pts)	Y-O-Y Change (pts)	Yield (cents)	Y-O-Y Change

DOT Domestic	78.8	0.4	13.00	5.2%
International	76.4	4.9	13.94	1.4
DOT Latin America	78.7	5.6	15.12	(1.6)
DOT Atlantic	71.2	3.6	13.04	10.9
DOT Pacific	81.9	5.7	11.23	(7.8)

1 Revenue per Available Seat Mile
2 Available Seat Miles

AMR CORPORATION
NON-GAAP AND OTHER RECONCILIATIONS
(Unaudited)

American Airlines, Inc. Mainline Jet Operations	Three Months Ended March 31,
(in millions, except as noted)	2010	2009

Total operating expenses	$5,385	$5,061
Less: Operating expenses incurred related to Regional Affiliates	629	596
Operating expenses excluding expenses incurred related to Regional Affiliates	$4,756	$4,464
American mainline jet operations available seat miles	36,846	37,783
Operating expenses per available seat mile, excluding Regional Affiliates (cents)	12.91	11.82

Percent change	9.2%

American Airlines, Inc. Mainline Jet Operations	Three Months Ended March 31,
(in millions, except as noted)	2010	2009

Total operating expenses	$5,385	$5,061
Less: Operating expenses incurred related to Regional Affiliates	629	596
Operating expenses excluding expenses incurred related to Regional Affiliates	$4,756	$4,464
American mainline jet operations available seat miles	36,846	37,783
Operating expenses per available seat mile, excluding Regional Affiliates (cents)	12.91	11.82
Less: Impact of special items (cents)	0.15	0.04
Operating expenses per available seat mile, excluding impact
of special items (cents)	12.76	11.78

Percent change	8.3%

Less: Fuel cost per available seat mile (cents)	3.61	3.12
Operating expenses per available seat mile, excluding impact of special items and the cost of fuel (cents)	9.15	8.66

Percent change	5.7%

Note: The Company believes that operating expenses per available seat mile, excluding the cost of fuel assists investors in understanding the impact of fuel prices on the Company’s operations.

AMR CORPORATION
NON-GAAP AND OTHER RECONCILIATIONS
(Unaudited)

AMR Corporation	Three Months Ended March 31,
(in millions, except as noted)	2010	2009

Total operating expenses	$5,366	$5,033
Available seat miles	39,619	40,600
Operating expenses per available seat mile (cents)	13.55	12.40
Less: Impact of special items (cents)	0.14	0.04
Operating expenses per available seat mile, excluding impact
of special items (cents)	13.41	12.36

Percent change	8.5%

Less: Fuel cost per available seat mile (cents)	3.72	3.19
Operating expenses per available seat mile, excluding impact of special items and the cost of fuel (cents)	9.69	9.17

Percent change	5.7%

AMR Corporation Calculation of Net Debt	As of March 31,
(in millions, except as noted)	2010	2009

Current and long-term debt	10,916	9,685
Current and long-term capital lease obligations	644	626
Principal amount of certain airport facility tax-exempt bonds and the present value of aircraft operating lease obligations	4,378	4,068
	15,938	14,379
Less: Unrestricted cash and short-term investments	4,546	2,864
Net Debt	11,392	11,515

Note:  The Company believes the net debt metric assists investors in understanding changes in the Company’s liquidity and the results of its efforts to build a financial foundation under the Company’s Turnaround Plan.

AMR CORPORATION
NON-GAAP AND OTHER RECONCILIATIONS
(Unaudited)

American Airlines, Inc. Mainline Jet Operations	Estimate for Three Months Ended June 30,
(in millions, except as noted)	2010	2009

Operating expenses per available seat mile, excluding Regional Affiliates (cents)	12.71	11.76
Less: Impact of special items (cents)	-	0.18
Operating expenses per available seat mile, excluding Regional Affiliates and impact of special items (cents)	12.71	11.58
Percent change	9.7%

Less: Fuel expense per available seat mile (cents)	3.94	3.12
Operating expenses per available seat mile, excluding Regional Affiliates, impact of special items and fuel expense (cents)	8.77	8.46
Percent change	3.6%

American Airlines, Inc. Mainline Jet Operations	Estimate for Year Ended December 31,
(in millions, except as noted)	2010	2009

Operating expenses per available seat mile, excluding Regional Affiliates (cents)	12.74	12.22
Less: Impact of special items (cents)	0.03	0.20
Operating expenses per available seat mile, excluding Regional Affiliates and impact of special items (cents)	12.71	12.02
Percent change	5.8%

Less: Fuel expense per available seat mile (cents)	3.86	3.31
Operating expenses per available seat mile, excluding Regional Affiliates, impact of special items and fuel expense (cents)	8.85	8.71
Percent change	1.5%

AMR Corporation	Estimate for Three Months Ended June 30,
(in millions, except as noted)	2010	2009

Operating expenses per available seat mile (cents)	13.32	12.33
Less: Impact of special items (cents)	-	0.17
Operating expenses per available seat mile, excluding impact of special items (cents)	13.32	12.16
Percent change	9.5%

Less: Fuel expense per available seat mile (cents)	4.08	3.22
Operating expenses per available seat mile, excluding impact of special items and fuel expense (cents)	9.24	8.94
Percent change	3.3%

AMR CORPORATION
NON-GAAP AND OTHER RECONCILIATIONS
(Unaudited)

AMR Corporation	Estimate for Year Ended December 31,
(in millions, except as noted)	2010	2009

Operating expenses per available seat mile (cents)	13.37	12.81
Less: Impact of special items (cents)	0.03	0.22
Operating expenses per available seat mile, excluding impact of special items (cents)	13.34	12.59
Percent change	5.9%

Less: Fuel expense per available seat mile (cents)	4.01	3.40
Operating expenses per available seat mile, excluding impact of special items and fuel expense (cents)	9.33	9.19
Percent change	1.5%

AMR Corporation	Three Months Ended March 31,
(in millions, except as noted)	2010	2009

Net Loss	(505)	(375)
Less: Impact of special items	(53)	(13)
Net Loss, excluding impact of special items	(452)	(362)
Loss Per Share
Basic	(1.36)	(1.30)
Diluted	(1.36)	(1.30)

###
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